Exhibit 99.1
LIGHTING SCIENCE GROUP OBTAINS PRELIMINARY
INJUNCTION ORDER AGAINST PHILIPS ELECTRONICS
NEW YORK, October 9, 2008 — Lighting Science Group Corporation (OTCBB: LSCG) (LSG), a developer and integrator of intelligent LED lighting solutions, today announced that on October 7, 2008, the Superior Court of California for Sacramento County issued a preliminary injunction against Philips Solid State Lighting Solutions, Inc., Koninklijke Philips Electronics N.V. and Philips Electronics North America Corporation (collectively “Philips”) preventing Philips from using or relying on certain confidential or trade secret information obtained from LSG. In granting the motion for a preliminary injunction sought by LSG, the court found that LSG was “likely to prevail on the merits” in its action pending against Philips. The action began in March 2008 when LSG filed a complaint in the Superior Court of California for Sacramento County alleging, among other things, that Philips had misappropriated confidential information and engaged in unfair trade practices.
About Lighting Science
Lighting Science Group Corporation (www.lsgc.com) innovates, designs, manufactures and markets LED lighting solutions for professional and consumer applications that are environmentally friendlier and less costly to operate than traditional lighting products. The Company’s patented and patent-pending designs in power management, thermal management, light engines, controls and micro-electronics are engineered to enhance lighting performance, reduce energy consumption, lower maintenance costs and eliminate the use of hazardous materials. The company is at the forefront of global LED research and product development and designs and manufactures ready-to-use LED lamps and luminaires, as well as provides customized lighting solutions for architectural and artistic projects. Lighting Science has offices in New York, New York; Westampton, New Jersey; Sacramento, California; Satellite Beach, Florida; Dallas, Texas; Tokyo, Japan; Goes, The Netherlands; Buckinghamshire, England; and Sydney, Australia.
About LED Holdings
LED Holdings, LLC, a portfolio company of Pegasus Capital Advisors (www.pcalp.com) holds a majority of the issued and outstanding shares of Common Stock of Lighting Science Group Corporation. Pegasus Capital Advisors is a private equity fund manager with offices in New York, New York and Cos Cob, Connecticut. Founded in 1995, Pegasus provides capital to middle market companies across a wide range of industries, with particular focus on businesses that make a meaningful contribution to society by positively affecting the environment, contributing to sustainability and enabling healthy living.
MEDIA CONTACTS:
Joey Marquart
212-704-8133
joey.marquart@edelman.com
INVESTOR CONTACT:
Steve Hamilton
214-382-3650
steve.hamilton@lsgc.com